Exhibit 99.1

TVIA, INC. REPORTS RESULTS FOR FOURTH QUARTER
AND YEAR ENDED MARCH 31, 2003

SANTA CLARA, CALIFORNIA – May 6, 2003 – Tvia, Inc. (NASDAQ: TVIA), a leading provider of multimedia display processors for the advanced TV and emerging display markets, today announced financial results for the quarter and fiscal year then ended March 31, 2003.

Revenue for the fourth quarter of fiscal 2003 was $501,000, compared to $1,652,000 for the quarter ended March 31, 2002. For fiscal year 2003, revenues were $2,232,000, contrasted to $11,840,000 for the last fiscal year.

Net loss for the fourth quarter of fiscal year 2003 was $2,056,000, or $0.09 per share, compared to a net loss of $3,943,000, or $0.18 per share, in the fourth quarter of fiscal 2002. Net loss for fiscal 2003 was $12,695,000, or $0.58 per share, compared to fiscal 2002, reporting a net loss of $14,265,000, or $0.66 per share,

Eli Porat, Tvia’s president and chief executive officer stated, “Quarter revenues fell short of expectations, as a major customer delayed orders. Our results reflect continuing weak market conditions; nonetheless, we feel optimistic about this year’s progress. We operate more efficiently, reducing operating expenses, as our product development strategy remains on schedule. Feedback on our new software products has been overwhelmingly positive, and we continue to win new designs.

Tvia announced the following highlights:

MPEG-4 Technology for Embedded Consumer Systems – Tvia unveiled its MPEG-4 software technology, TVM4TM, designed for embedded systems in consumer products. TVM4TM can be used in enhanced DVD players, interactive TVs, digital video broadcasting set-top boxes, information appliances, and mobile devices incorporating MPEG-4 to execute interactive multimedia applications. Tvia’s TVM4TM includes the MPEG-4 industry standard features, as superior video quality, in contrast to VCD (MPEG-1) or DVD (MPEG-2), and a bit rate which consumes up to 50% less bandwidth. The embedded-centric design of TVM4TM is modular, permitting function scalability to the size and application of the system. Mobile interactive devices, for instance, could require more basic features than those requisite to advanced interactive set-top boxes. Tvia’s TVM4TM technology’s optimized design and implementation may be suitable to both products. Moreover, TVM4TM can operate over multiple embedded operating systems, including Windows® CE and Linux. Initial evaluation of the TVM4TM software technology is possible by downloading Tvia’s TVM4TM player for the Windows® operating system from Tvia’s website, www.tvia.com.

Increased Emphasis on LCD-TV, Progressive TV and Emerging Display Applications – Tvia broadens its focus to capture opportunities in emerging display applications, including LCD-TVs, Progressive TVs, both smart and projection displays and advanced security systems. Emerging display product development, incorporating Tvia’s processors, is steadily progressing, despite the unexpected market slow-down.

New Product Development On Schedule – Development of display processors for LCD-TV, Progressive TV, and emerging display applications is on schedule. The CyberProTM 5202, designed for advanced multimedia products and applications, is currently in mass production. Optimized for use in LCD displays, the CyberProTM 5600 continues to be sampled by LCD-TV and emerging display applications producers, primarily by customers in Japan and Korea. Both processors are capable of integration with the Intel® XScale technology.

Mr. Porat concluded, “Despite obstacles of order delays and existing market conditions, our strategy seems appropriate. Our concerted efforts have prepared us to weather these difficult times and strengthen our market position during the growth of emerging display applications and progressive TV. Our leading de-interlace and scalar technology positions us well for this market. As we strengthen relationships with both established and new customers in Asia and throughout the world, we will be prepared for this growth as it occurs.”

Today, May 6, 2003, pacific standard time, management will host a conference call to discuss Tvia’s results for the quarter and year ended March 31, 2003. The call may be accessed by calling (303) 205-0033 or visiting the Tvia website at www.tvia.com. A replay of the conference call will be available by calling (303) 590-3000, access code 535211#, or by visiting Tvia’s web site.

ABOUT TVIA

Tvia, Inc. enhances a viewer’s experience through the simultaneous presentation of multiple independent media streams on one or more displays. Tvia’s multimedia display processors accept video, graphics, and audio signals from terrestrial broadcast, narrow band telephone lines, cable, satellite, and the Ethernet, to deliver high quality, interactive picture and audio. Tvia’s semiconductor and software products are targeted for the advanced TV and emerging display markets. Tvia products can enable and enhance such services as video-on-demand (VOD), electronic program guides (EPGs), security systems, videoconferencing, and a variety of applications for picture-in-picture or multiple image displays. More information about Tvia is available at www.tvia.com.

Information in this release that involves Tvia’s expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release include statements as to Tvia’s focus, cost reduction efforts, new product development, features and benefits of Tvia’s products, and product acceptance and introduction by customers. All forward-looking statements included in this release are based upon information available to Tvia as of the date of this release, and Tvia assumes no obligation to update any such forward-looking statements. These statements are not guarantees of future performance, and actual results could differ materially from out current expectations. Factors that could cause or contribute to such differences or risks associated with our business are discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2002 filed with the Securities and Exchange Commission (“SEC”) on February 7, 2003, and in other reports filed from time to time with the SEC. These risks include, but are not limited to, the slower than anticipated emergence of the interactive television market, our ability to specify, develop or acquire, complete, introduce, market and transition to volume production new products and technologies in a timely manner, and the extent and duration of the current economic and business environment.

TVIA INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2003	March 31, 2002

	(Unaudited)	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$11,080	$6,445
Short term investments	13,337	29,060
Accounts receivable, net	331	164
Inventories	1,055	1,510
Other current assets and prepaid expenses	411	1,262

Total current assets	26,214	38,441
Property and equipment, net	3,209	2,945
Other assets	1,770	2,001

Total assets	$31,193	$43,387

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$632	$691
Accrued liabilities and other	1,175	1,771
Short-term portion of capital leases	134	—

Total current liabilities	1,941	2,462
Long-term liabilities	486	—
Stockholders’ equity	28,766	40,925

Total liabilities and stockholders’ equity	$31,193	$43,387

TVIA, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per-share amounts)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,

	2003	2002	2003	2002

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$501	$1,652	$2,232	$11,840
Cost of revenues	306	821	1,543	8,631

Gross profit	195	831	689	3,209
Operating expenses:
Research and development	1,680	3,508	8,983	12,664
Sales, general and administrative	673	1,211	3,545	5,056
Amortization of deferred stock compensation	—	393	595	1,572
Restructuring charges	—	—	950	—

Total operating expenses	2,353	5,112	14,073	19,292

Operating loss	(2,158)	(4,281)	(13,384)	(16,083)
Interest income	102	338	689	1,818

Net loss	$(2,056)	$(3,943)	$(12,695)	$(14,265)

Basic and diluted net loss per share	$(0.09)	$(0.18)	$(0.58)	($0.66)

Shares used in computing basic and diluted net loss	22,012	21,831	21,952	21,631

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